RYLAND OIL CORPORATION
302 – 1620 West 8th Avenue
Vancouver, B.C. Canada  V6J 1V4

November 24,  2009

Eternal Energy Corp.
2549 West Main Street, Suite 202
Littleton, Colorado 80120

Attention:  Bradley M. Colby, President and Chief Executive Officer

Dear Sirs,

Re:	Acquisition of Eternal Energy Corp. ("Eternal") by Ryland Oil Corporation. ("Ryland")

We write further to our recent discussions regarding a transaction (the "Proposed Transaction") whereby Ryland desires to acquire all of the issued and outstanding shares of common stock of Eternal (the "Eternal Shares"), making Eternal a wholly-owned subsidiary of Ryland, in exchange for shares of common stock of Ryland (the "Ryland Shares").

In consideration of the respective covenants contained herein and intending to be legally bound, the parties hereto agree as follows.

Background

The purpose of this letter agreement is set out the material terms and conditions of the Proposed Transaction.  Upon the execution of this letter agreement, the parties will instruct their respective legal counsel to prepare a more definitive agreement (the "Definitive Agreement") for approval by the shareholders of each of the parties, which upon execution will replace and supersede this letter agreement.  The parties acknowledge that the Definitive Agreement will contain the representations, warranties, covenants and conditions set out herein and additional terms that are normally included in transactions similar to those contemplated hereby.  Unless and until such execution, this letter agreement will exist and continue in full force and effect, unless otherwise terminated on the terms set out herein.

Transaction

Subject to the terms and conditions hereof, Ryland will purchase all of the issued and outstanding Eternal Shares from the stockholders of Eternal (the "Eternal Stockholders") in exchange for Ryland Shares (the "Consideration Shares") to be issued to the Eternal Stockholders at the closing of the Proposed Transaction.  Each Eternal Stockholder will receive on the Closing Date (as defined below) 0.352 of one Consideration Share for each one Eternal Share (an “Exchange Transaction”).  This share exchange ratio is based on Eternal having 50,550,000 shares of common stock issued and outstanding on a fully diluted basis and would result in the Eternal Stockholders being issued a total of approximately 17,776,000 Consideration Shares. Upon the execution and delivery of this letter agreement, each of Ryland and Eternal will issue a press release setting out the material terms of the Proposed Transaction as contemplated by this letter agreement.  The press releases will, among other things, set out the number of issued and outstanding common shares of each of Ryland and Eternal (on both an issued and outstanding and a fully diluted basis).  Ryland and Eternal will also make such regulatory filings as each determines to be appropriate.  Ryland and Eternal will provide each other with an opportunity to review and comment on the other’s press releases regarding the Proposed Transaction issued by either party prior to the closing of the Proposed Transaction.

The Proposed Transaction will be in the form of an “arrangement” as that term is defined under the Ontario Business Corporations Act.  The parties agree to use their best efforts to structure the Proposed Transaction so as to minimize the tax, corporate and accounting effects of the Proposed Transaction on the parties and their respective equity holders.  The Proposed Transaction will be structured such that the U.S. and Canadian Eternal Stockholders will not be subject to payment of tax as a result of exchanging their Eternal Shares for the Consideration Shares, but rather that the Exchange Transaction will be completed on a tax-free basis.  The parties currently contemplate that a court of suitable authority located in the Province of British Columbia or Ontario will provide the requisite approval of the Proposed Transaction upon a fairness hearing after receipt of shareholder approval of both companies, which order will allow the Consideration Shares to be issued to the Eternal Stockholders as freely tradable under the laws of the United States and Canada.

The parties agree to use their reasonable best efforts to enter into the Definitive Agreement on or before January 15, 2010 and to apply for and obtain all necessary acceptances, consents, approvals and orders, including without limitation, shareholder approvals, acceptance by the TSX Venture Exchange (the "TSX-V") and the United States Securities and Exchange Commission (the "SEC”), and orders of the British Columbia Supreme Court or Ontario Supreme Court , as counsel may advise are necessary or desirable for the implementation of the Transaction on or before June 30, 2010 (the “Closing Date”).

As referenced above, the Consideration Shares issuable by Ryland to Eternal Stockholders hereunder will be issued pursuant to an exemption from the registration and prospectus delivery requirements of the applicable United States securities laws and state regulations, including without limitation, the Securities Act of 1933 (United States) provided by Section 3(a)(10) thereof and pursuant to exemptions under the Securities Act (British Columbia) (collectively, the "Securities Laws"), and that completion of the Proposed Transaction will be conditional upon the Consideration Shares being issued as freely tradable shares for all Eternal Stockholders, regardless of their respective status or state of domicile, under both U.S. and Canadian securities laws.

Warranties and Representations

Each of Ryland and Eternal represents and warrants to the other party as follows: (i) it is duly incorporated and organized under the laws of its jurisdiction of incorporation, has the power to enter into this letter agreement (subject to the approval of the Eternal Stockholders) and agrees to provide customary representations and warranties in the Definitive Agreement, including without limitation, warranties and representations with regards to corporate status and authority to enter into the Definitive Agreement and to complete the Proposed Transaction; (ii) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate action and constitutes a legal and binding obligation of such party; (iii) the authorized share capital and issued and outstanding share capital of the party is as disclosed in the party's public record, as filed on SEDAR or EDGAR as the case may be; (iv) except as disclosed in its public record, the party has no outstanding options or rights and is not bound by any agreement that would obligate the party to issue equity securities; (v) the party has not entered into and is not bound by any agreement to sell or encumber any of its assets other than in the ordinary course of business; (vi) the execution and delivery of this letter agreement and the Definitive Agreement and the completion of the Proposed Transaction will not conflict with any of the charter documents or articles of the party.  Ryland represents and warrants to Eternal that it is not now negotiating to (i) sell all or substantially all of its assets, (ii) enter into any merger, amalgamation, or arrangement with any third party (other than Eternal in respect of the Proposed Transaction), or (iii) dissolve.

Conditions of Closing

Ryland’s Conditions.  Ryland’s obligation to complete the Proposed Transaction is subject to the following conditions precedent which may be waived in whole or part by Ryland in its discretion by notice in writing to Eternal:

1.
Ryland receiving, from its counsel and advisors, U.S. and Canadian tax opinions that the Eternal Stockholders are able to exchange their Eternal Shares for the Consideration Shares on a tax-free basis;

2.
Ryland and Eternal obtaining all necessary orders, consents and approvals from any relevant court, government authority, securities regulatory body, including without limitation, acceptances by the TSX-V and the SEC;

3.	The Transaction having received the requisite statutory approvals of the shareholders of each of Ryland and Eternal;

4.
Eternal having on closing not more than 50,550,000 shares of common stock issued and outstanding on a fully diluted basis (with all Eternal stock options having been exercised or cancelled prior to completion of the Proposed Transaction);

5.
From the date of execution of this letter agreement until completion of the Proposed Transaction, Eternal shall carry on its business in the ordinary course and maintain payables and other liabilities at levels consistent with normal industry practices and procedures of payment of obligations on a “net 30 day” basis, unless otherwise agreed by the relevant creditor, and shall not dispose of or encumber any of its assets without the prior written consent of Ryland, which shall not be unreasonably withheld, delayed, or denied;

6.
Not later than January 31, 2010, Ryland shall have received a fairness opinion from a qualified investment banking firm, of Ryland’s choosing, to the effect that the Transaction is fair to the Ryland shareholders from a financial viewpoint and shall have received a copy of an equivalent fairness opinion received by Eternal;

7.
Eternal having on closing (i) cash on hand in an amount of not less than the aggregate of US$2.4 million, plus the amount of any royalties paid to Eternal from the date hereof until the date of completion of the Proposed Transaction, less (a) general and administrative expenses not to exceed $60,000 per month from the date hereof until the date of completion of the Proposed Transaction and (b) fees, costs, and expenses directly and indirectly related to the Proposed Transaction and (ii) liabilities of not more than US$0.8 million (including amounts payable to buy out management and employment agreements and Eternal’s premises lease obligations);

8.
Eternal shall have executed a mutually acceptable Definitive Agreement, the terms and conditions of which Eternal shall have negotiated reasonably, diligently, and in good faith and which shall provide for a Closing Date as soon as is reasonably practicable; and

9.
The holders of not more than 20% of the issued and outstanding shares of common stock of Eternal shall have duly exercised their Dissenter’s rights with respect to the Proposed Transaction pursuant to the Nevada Revised Statutes.

Eternal’s Conditions.  Eternal’s obligation to complete the proposed Transaction is subject to the satisfaction of each of the following conditions precedent,  which may be waived in whole or part by Eternal in its discretion by notice in writing to Ryland:

1.	Eternal receiving, from its counsel and advisors, a U.S. tax opinion that the Eternal Stockholders are able to exchange their Eternal Shares for the Consideration Shares on a tax-free basis;

2.
Ryland and Eternal obtaining all necessary orders, consents and approvals from any relevant court, government authority, securities regulatory body, including without limitation, acceptances by the TSX-V and the SEC;

3.	The Transaction having received the requisite statutory approvals of the shareholders of each of Ryland and Eternal;

4.	Ryland having on closing not more than 300,000,000 shares of common stock issued and outstanding on a fully diluted basis;

5.
From the date of execution of this letter agreement until completion of the Proposed Transaction, Ryland shall carry on its business in the ordinary course and maintain payables and other liabilities at levels consistent with normal industry practices and procedures of payment of obligations on a “net 30 day” basis, unless otherwise agreed by the relevant creditor;

6.
Not later than January 31, 2020, Eternal shall have received a fairness opinion from a qualified investment banking firm, of Eternal’s choosing, to the effect that the Proposed Transaction is fair to the Eternal Stockholders from a financial viewpoint and shall have received a copy of an equivalent fairness opinion received by Ryland;

7.
Ryland shall have completed one or more financings and/or sales of assets and used the proceeds thereof together with cash currently on hand to pay out its outstanding debt obligations to all creditors (which currently stand at approximately CDN$8.5 million) and discharged all liens registered against its properties by such creditors, and, on completion of the Proposed Transaction, (i) Ryland shall be not be in material default of any debt obligations, (ii) Ryland’s shareholders’ equity shall be not less than CDN$20 million , and (iii) Ryland’s working capital deficiency shall be not more than CDN$10,000,000

8.
Ryland shall apply for a listing in the relevant Standard and Poors’ or Mergent Manuals in respect of the standard “Manuals Exemption” for unsolicited secondary trades of the Ryland Shares and shall remain so listed for the five-year period following the completion of the Proposed Transaction, provided that the cost of such listing does not exceed US$5,000 per year; and

9.
Ryland shall have executed a mutually acceptable Definitive Agreement, the terms and conditions of which Ryland shall have negotiated reasonably, diligently, and in good faith and which shall provide for a Closing Date as soon as is reasonably practicable.

Board Representation

On completion of the Proposed Transaction, one nominee of Eternal shall be appointed to the board of directors of Ryland until the next annual general meeting of shareholders of Ryland.

Lock-up Agreements

Concurrently with the execution of this letter agreement, the directors and senior officers of each of Ryland and Eternal will enter into support and lock-up agreements substantially in the form delivered herewith.

Standstill

Until the closing of the Proposed Transaction, or until this letter agreement is terminated in accordance with the provisions hereof and subject to standard fiduciary outs, Eternal will not:  (i) enter into any contract in respect of its business or assets, other than in the ordinary course of business or as otherwise contemplated by this letter agreement without the prior written consent of Ryland, which shall not be unreasonably withheld, delayed, or denied; (ii) engage or commit to engage in any extraordinary material transactions, (iii) make or commit to make distributions, dividends or special bonuses; (iv) repay or commit to repay any stockholders’ loans, or enter into or renegotiate or commit to enter into or renegotiate any employment, management or consulting agreement with any senior officer; or (v) issue any securities (debt, equity, convertible securities, options, warrants or rights to acquire securities or otherwise) other than pursuant to the exercise of stock options granted prior to the date hereof.  In addition, on or before the completion of the Proposed Transaction, Eternal will redeem, cause to be exercised or otherwise terminate all outstanding options, warrants and rights entitling the holders thereof to acquire equity securities of Eternal unless such options or other rights are exercised in accordance with their terms prior to completion of the Proposed Transaction.

Furthermore, Eternal agrees that it will not, and will not permit any of its respective subsidiaries or affiliates, and, subject to standard fiduciary-out provisions, will cause its officers, directors, employees, agents and representatives not to, at any time during the term of this letter agreement, directly or indirectly:

(a)
solicit, initiate or encourage submission of proposals or offers from any person, other than Ryland, relating to any acquisition or purchase of all or a significant portion of Eternal, its assets, or any equity interest in Eternal, any of its subsidiaries or affiliates controlled by it or any business combination involving Eternal or any of its subsidiaries or affiliates controlled by it; and

(b)
further participate in any negotiations regarding, or furnish to any other person any additional non-public information with respect to, or otherwise further cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person other than Ryland to do or seek any of the foregoing.

Furthermore, Eternal acknowledges and agrees that the ability of Ryland to successfully complete the Proposed Transaction will be dependent on Ryland's success in entering into lock-up agreements with the officers and directors of Eternal, and to this regard, agrees to assist Ryland in its efforts to enter into such lock-up agreements.

Public Disclosure

No disclosure or announcement, public or otherwise, in respect of this letter agreement or the transactions contemplated herein will be made by any party without the prior written agreement of the other party as to the content and method; provided, that the obligations herein will not prevent either party from making, after consultation with the other party, such disclosure as its counsel advises is required by the applicable securities laws and regulations or, in  the case of Ryland, the rules and policies of the TSX-V.

Unless and until the transactions contemplated in this letter agreement will have been completed, except with the prior written consent of the other party, each of the parties and its respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strict confidence, except for such information and documents as are already available to the public or as are required to be filed or disclosed by the applicable Securities Laws.

In the event that the transactions provided for in this letter agreement are not completed, all such information and documents in any form or medium whatsoever, including copies and derivative materials made will be returned to the party originally delivering them, or at the direction of such party, destroyed.

Termination

This letter agreement may be terminated by mutual written agreement of the parties.  Unless otherwise agreed to in writing by the parties, this letter agreement shall terminate without further notice or agreement in the event that:

1.	the Transaction is not accepted by either the TSX-V or the SEC or any relevant state agency;

2.
the Transaction is not approved by the requisite majority of votes cast by the holders of voting stock  of either party at a duly constituted meeting of shareholders called for that purpose, as prescribed under the applicable corporate statute governing such party;

3.	any conditions precedent set out herein are not satisfied, released or waived on or before the Closing Date or such earlier date indicted thereby; or

4.	the closing of the Proposed Transaction has not occurred on or before June 30, 2010, or such later date as may be agreed in writing by the parties.

General

Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better carrying out and performance of all the terms of this letter agreement.  Each party will pay its own costs incurred in respect of the Proposed Transaction, including without limitation, legal feel, audit costs and court application costs.  This letter agreement will be governed by and be construed in accordance with the laws of British Columbia.  This letter agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be.  This letter agreement| may not be assigned without the prior written consent of the other party.  This letter agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied.  The recitals and any schedules form a part of and are incorporated by reference into this letter agreement.  No modification or amendment to this letter agreement may be made unless agreed to by the parties thereto in writing.  In the event any provision of this letter agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.  Time is of the essence.  This letter agreement may be executed in any number of counterparts with the same effect as if all parties to this letter agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

If you agree to the above terms, kindly sign and date this letter (where indicated below) signifying your approval and acceptance and return the fully executed letter to the writer at your earliest convenience.  Upon acceptance, this offer becomes a binding agreement subject to its terms.

Yours truly,

RYLAND OIL CORPORATION

Per:	/s/ Gerald J. Shields
Gerald J. Shields
President

The above terms and conditions are hereby accepted this 25th day of November, 2009.

ETERNAL ENERGY CORP.

Per:	/s/ Bradley M. Colby
Bradley M. Colby
Chief Executive Officer